UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2011

CHARTER FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

United States	001-34889	58-2659667
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1233 O. G. Skinner Drive, West Point, Georgia	31833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (706) 645-1391

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On September 9, 2011 Charter Financial Corporation (NASDAQ: CHFN) announced that its wholly owned subsidiary, CharterBank, has entered into a definitive agreement with the Federal Deposit Insurance Corporation ("FDIC") to assume the deposits and certain assets of The First National Bank of Florida, a full-service bank with eight locations in the Florida Panhandle.  The Office of the Comptroller of the Currency declared The First National Bank of Florida in Milton, Florida, closed on September 9, 2011 and appointed the FDIC as receiver for The First National Bank of Florida. CharterBank entered into a purchase and assumption agreement whereby CharterBank assumed all of the deposits and substantially all of the assets of The First National Bank of Florida.  The purchase and assumption transaction includes loss share coverage of 80% of losses incurred on the disposition of loans and foreclosed real estate.

As a result of The First National Bank of Florida acquisition, CharterBank will assume approximately $253.0 million in total deposits and $189.5 million in total loans.

Item 2.01Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 7.01Regulation FD Disclosure

On September 9, 2011 Charter Financial Corporation issued a press release announcing the Acquisition.  A copy of this press release has been attached as Exhibit 99.1 to this Current Report and incorporated by reference herein.

Item 9.01 Financial Statements Exhibits

(a)	Financial Statements of Businesses Acquired

To the extent that financial statements are required by this item, such financial statements will be filed in an amendment to this Current Report no later than November 25, 2011

(b)	Exhibit No.	Description of Exhibit

99.1	Press release dated September 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER FINANCIAL CORPORATION
(Registrant)

Date: September 15, 2011	By: /s/ Curtis R. Kollar
Curtis R. Kollar
Senior Vice President and Chief Financial Officer